Exhibit 21.1

McDERMOTT INTERNATIONAL, INC.

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

YEAR ENDED DECEMBER 31, 2014

McDermott International Management, S. de RL.	Panama

McDermott International Investments Co., Inc.	Panama

McDermott International Trading Co., Inc.	Panama

McDermott Marine Construction Limited	United Kingdom

J. Ray McDermott, S.A.	Panama

North Atlantic Vessel, Inc.	Panama

J. Ray McDermott (Aust.) Holding Pty Limited	Australia

McDermott Australia Pty. Ltd.	Australia

Hydro Marine Services, Inc.	Panama

Eastern Marine Services, Inc.	Panama

McDermott Asia Pacific Pte. Ltd.	Singapore

P.T. McDermott Indonesia	Indonesia

McDermott Caspian Contractors, Inc.	Panama

J. Ray McDermott International, Inc.	Panama

McDermott Middle East, Inc.	Panama

J. Ray McDermott Far East, Inc.	Panama

J. Ray McDermott Underwater Services, Inc.	Panama

J. Ray McDermott de Mexico, S.A. de C.V.	Mexico

McDermott Arabia Holdings, Inc.	Panama

McDermott Arabia Company Limited	Saudi Arabia

Berlian McDermott Sdn. Bhd.	Malaysia

J. Ray McDermott (Luxembourg) S.ar.l.	Luxembourg

J. Ray Holdings, Inc.	Delaware

J. Ray McDermott Holdings, LLC	Delaware

McDermott, Inc.	Delaware

The subsidiaries omitted from the foregoing list, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.